Exhibit 10.5
MANAGEMENT RETENTION AGREEMENT
THIS MANAGEMENT RETENTION AGREEMENT (this “Agreement”) is entered into this  _____  day of                     , 2010, between FedEx Corporation, a Delaware corporation (the “Corporation”), and                                          (the “Executive”).
WHEREAS, the Executive currently serves as                      of the Corporation;
WHEREAS, the Corporation considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Corporation and its stockholders;
WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation and its stockholders to secure the Executive’s continued services and to ensure the Executive’s continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to or create the possibility of, a Change of Control (as defined in Section 2), without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change of Control, and to encourage the Executive’s full attention and dedication to the Corporation, the Board has authorized the Corporation to enter into this Agreement;
WHEREAS, the Corporation and the Executive entered into that certain Management Retention Agreement dated December  _____, 2008 (the “Old MRA”); and
WHEREAS, the Corporation and the Executive desire to enter into this Agreement, which shall supersede and replace the Old MRA.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Corporation and the Executive agree as follows:
1. Operation of Agreement.
(a) The “Effective Date” shall be the date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Corporation terminates within six months prior to the date on which a Change of Control occurs, and the Executive can reasonably demonstrate that the termination:
(1) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or
(2) was directly related to, arose in connection with or occurred in anticipation of, such Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination.

(b) The “Change of Control Period” is the period commencing on the date of this Agreement and ending on the first anniversary of such date; provided, however, that commencing on the date one year after the date of this Agreement, and on each annual anniversary of that date (such date and each annual anniversary thereof is referred to as the “Renewal Date”), the Change of Control Period will be automatically extended for an additional one-year period unless at least 30 days, but not more than 90 days, prior to the Renewal Date the Corporation gives the Executive notice that the Change of Control Period will not be extended. The Corporation may not give the Executive any non-extension notice, however, during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change of Control until, in the Board’s opinion, such person has abandoned or terminated its efforts to effect a Change of Control.
(c) As used in this Agreement, the term “affiliate” means any company controlling, controlled by or under common control with the Corporation. All references in Sections 5, 7(a) and 7(b) to the Corporation shall include the Corporation’s affiliates.
2. Change of Control.
For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following during the Change of Control Period:
(a) Any “person” (as such term is used in Sections 13(d) and 14 of the Securities Exchange Act of 1934, as amended), other than (1) the Corporation, (2) any subsidiary of the Corporation, (3) any employee benefit plan (or a trust forming a part thereof) maintained by the Corporation or any subsidiary of the Corporation, (4) any underwriter temporarily holding securities of the Corporation pursuant to an offering of such securities or (5) any person in connection with a transaction described in clauses (1), (2) and (3) of Section (2)(b) below, becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Corporation representing 30% or more of the total voting power of the Corporation’s then outstanding voting securities, unless such securities (or, if applicable, securities that are being converted into voting securities) are acquired directly from the Corporation in a transaction approved by a majority of the Incumbent Board (as defined in Section 2(d) below).
(b) The consummation of a merger, consolidation or reorganization with or into the Corporation or in which securities of the Corporation are issued, or the sale or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Corporation (a “Corporate Transaction”), unless:

(1) the stockholders of the Corporation immediately before such Corporate Transaction will own, directly or indirectly, immediately following such Corporate Transaction, at least 60% of the total voting power of the outstanding voting securities of the corporation or other entity resulting from such Corporate Transaction (including a corporation or other entity that acquires all or substantially all of the Corporation’s assets, the “Surviving Company”) or the ultimate parent company thereof in substantially the same proportion as their ownership of the voting securities of the Corporation immediately before such Corporate Transaction;
(2) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Corporate Transaction constitute a majority of the members of the board of directors or equivalent governing body of the Surviving Company or the ultimate parent company thereof; and
(3) no person, other than (i) the Corporation, (ii) any subsidiary of the Corporation, (iii) any employee benefit plan (or a trust forming a part thereof) maintained by the Corporation or any subsidiary of the Corporation, (iv) the Surviving Company, (v) any subsidiary or parent company of the Surviving Company, or (vi) any person who, immediately prior to such Corporate Transaction, was the beneficial owner of securities of the Corporation representing 30% or more of the total voting power of the Corporation’s then outstanding voting securities, is the beneficial owner of 30% or more of the total voting power of the then outstanding voting securities of the Surviving Company or the ultimate parent company thereof.
(c) The stockholders of the Corporation approve a complete liquidation or dissolution of the Corporation.
(d) Directors who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board (or, in the event of any merger, consolidation or reorganization the principal purpose of which is to change the Corporation’s state of incorporation, form a holding company or effect a similar reorganization as to form, the board of directors of such surviving company or its ultimate parent company); provided, however, that any individual becoming a member of the Board subsequent to the date of this Agreement whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened proxy contest relating to the election of directors.
Notwithstanding the foregoing, a Change of Control will not be deemed to occur solely because any person (a “Subject Person”) becomes the beneficial owner of more than the permitted amount of the outstanding voting securities of the Corporation as a result of the acquisition of voting securities by the Corporation which, by reducing the number of voting securities outstanding, increases the proportional number of voting securities beneficially owned by the Subject Person, provided, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Corporation, and after such acquisition by the Corporation, the Subject Person becomes the beneficial owner of any additional voting securities that increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person to 30% or more of the total voting power, then a Change of Control will have occurred.

3. Employment Period.
The Corporation agrees to continue the Executive in its employ, and the Executive agrees to remain in the Corporation’s employ, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”).
4. Position and Duties.
(a) During the Employment Period:
(1) the Executive’s position (including status, offices, titles and reporting relationships), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date; and
(2) the Executive’s services will be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.
(b) Excluding periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the Corporation’s business and affairs and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, to use the Executive’s reasonable best efforts to perform faithfully and efficiently these responsibilities. The Executive may:
(1) serve on corporate, civic or charitable boards or committees;
(2) deliver lectures, fulfill speaking engagements or teach at educational institutions; and
(3) manage personal investments,
so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of these activities (or the conduct of activities similar in nature and scope) subsequent to the Effective Date will not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Corporation.

5. Compensation.
(a) Base Salary. During the Employment Period, the Executive will receive a base salary (“Base Salary”) at a monthly rate at least equal to the highest monthly base salary paid to the Executive by the Corporation during the 12-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Base Salary will be reviewed at least annually and will be increased at any time and from time to time as will be consistent with increases in base salary awarded in the ordinary course of business to other peer executives of the Corporation. Any increase in the Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement. The Base Salary will not be reduced after any such increase and the term Base Salary as used in this Agreement shall refer to the Base Salary as so increased.
(b) Annual Bonus. In addition to Base Salary, for each of the Corporation’s fiscal years (a “Fiscal Year”) ending during the Employment Period, the Executive will be eligible to receive payment in cash of an annual bonus (an “Annual Bonus”) (either pursuant to a bonus, profit sharing or incentive plan or program of the Corporation or otherwise) in an amount and pursuant to terms and conditions no less favorable to the Executive, including target performance goals not materially more difficult to achieve, than the most favorable in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as may be available at any time thereafter to other peer executives of the Corporation. Each such Annual Bonus that is earned will be payable within the first 60 days of the Fiscal Year next following the Fiscal Year for which the Annual Bonus is awarded.
(c) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive will be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable to other peer executives of the Corporation (including, without limitation, the Corporation’s qualified and non-qualified pension, profit sharing, long-term performance bonus, restricted stock and stock option plans, in each case comparable to those in effect or as subsequently amended), but in no event will these plans, practices, policies and programs provide the Executive with compensation, benefits and reward opportunities less favorable, in the aggregate, than the most favorable of those provided by the Corporation for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other peer executives of the Corporation.
(d) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, will be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs provided by the Corporation (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), in each case comparable to those in effect at any time during the 90-day period immediately preceding the Effective Date which would be most favorable to the Executive or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Corporation.
(e) Expenses. During the Employment Period, the Executive will be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Corporation in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Corporation.

(f) Fringe Benefits. During the Employment Period, the Executive will be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Corporation in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Corporation.
(g) Office and Staff Support. During the Employment Period, the Executive will be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, equal to the most favorable provided to the Executive by the Corporation at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other peer executives of the Corporation.
(h) Vacation. During the Employment Period, the Executive will be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Corporation as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Corporation.
6. Termination.
(a) Death or Disability. This Agreement will terminate automatically upon the Executive’s death during the Employment Period. The Corporation may terminate this Agreement, after having established the Executive’s Disability (as defined below) during the Employment Period, by giving to the Executive written notice of its intention to terminate the Executive’s employment. In such case, the Executive’s employment with the Corporation will terminate effective on the 180th day after receipt of such notice (the “Disability Effective Date”), provided, that within 180 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means absence from the full-time performance of the Executive’s duties pursuant to a determination made in accordance with the procedures established by the Corporation under the Corporation’s long-term disability benefits plan (as in effect as of the Effective Date) that the Executive is disabled as a result of incapacity due to physical or mental illness.
(b) Cause. During the Employment Period, the Corporation may terminate the Executive’s employment for “Cause.” For purposes of this Agreement, “Cause” means:
(1) any act or acts of dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive;

(2) repeated material violations by the Executive of the Executive’s obligations under Section 4 of this Agreement:
(i) which are demonstrably willful and deliberate on the Executive’s part (which violations occur other than as a result of incapacity due to the Executive’s physical or mental illness), and
(ii) which result in demonstrably material economic injury to the Corporation and which are not remedied in a reasonable period of time after receipt of written notice from the Corporation specifying such breach; or
(3) the conviction of the Executive of a felony.
Notwithstanding anything to the contrary set forth in this Agreement, “Cause” will not exist, however, unless and until the Corporation has delivered to the Executive a copy of a resolution duly adopted by at least three-quarters (3/4) of the Board and, to the extent applicable, at least three-quarters (3/4) of the Incumbent Board, if any, at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in this Section 6(b) and specifying the particulars in detail.
(c) Good Reason. During the Employment Period, the Executive’s employment may be terminated by the Executive for Good Reason (as defined below). For purposes of this Agreement, “Good Reason” means:
(1) a material diminution in the Executive’s authority, duties or responsibilities from those in effect immediately prior to the Effective Date;
(2) a material diminution in the authority, duties or responsibilities of the Executive’s reporting senior from those in effect immediately prior to the Effective Date, including a requirement that the Executive report to an officer or employee of the Corporation instead of reporting directly to the Board;
(3) a material failure by the Corporation to comply with any of the provisions of Section 5 of this Agreement;
(4) a material change in the geographic location at which the Corporation requires the Executive to be based during the Employment Period, except for travel reasonably required in the performance of the Executive’s responsibilities;
(5) any purported termination by the Corporation of the Executive’s employment otherwise than as expressly permitted by this Agreement, it being understood that any such purported termination will not be effective for any purpose of this Agreement; or
(6) any material failure by the Corporation to comply with and satisfy Section 13 of this Agreement;

provided, however, that the Executive will have Good Reason to terminate employment only if (i) the Executive provides notice to the Corporation of the existence of the event or circumstances constituting Good Reason specified in any of the preceding clauses within 90 days of the initial existence of such event or circumstances, and (ii) the Corporation does not remedy such event or circumstances within 30 days following receipt by the Corporation of such notice.
(d) Notice of Termination. Any termination by the Corporation for Cause or by the Executive for Good Reason will be communicated by a Notice of Termination (as defined below) to the other party, given in accordance with Section 15(b) below. For purposes of this Agreement, a “Notice of Termination” means a written notice which:
(1) indicates the specific termination provision(s) in this Agreement relied upon;
(2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision(s) so indicated; and
(3) if the Date of Termination (as defined in Section 6(e) below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 15 days after the giving of such notice).
(e) Date of Termination. “Date of Termination” means: (1) if the Executive’s employment is terminated by the Corporation for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein in accordance with Section 6(d)(3) above, as the case may be; (2) if the Executive’s employment is terminated by the Corporation other than for Cause, the date specified in the notice from the Corporation to the Executive regarding such termination (which notice shall be given in accordance with Section 15(b) below), provided that such date shall be no earlier than 30 days following the date on which such notice is received; (3) if the Executive voluntarily terminates employment (excluding a termination for Good Reason), the date on which the Executive gives notice to the Corporation (which notice shall be given in accordance with Section 15(b) below) of such termination (or such later date as agreed to by the Executive and the Corporation); or (4) if the Executive’s employment by the Corporation terminates by reason of death, the date of the Executive’s death.
7. Obligations of the Corporation Upon Termination.
(a) Death. If the Executive’s employment terminates during the Employment Period by reason of the Executive’s death, the Corporation will not have any further obligations to the Executive’s legal representatives under this Agreement, other than those obligations accrued hereunder at the date of the Executive’s death. Anything to the contrary notwithstanding, the Executive’s family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Corporation to surviving families of peer executives of the Corporation under such plans, programs and policies relating to family death benefits, if any, as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s family, as in effect on the date of the Executive’s death with respect to other peer executives of the Corporation and their families.

(b) Disability. If the Executive’s employment is terminated during the Employment Period by reason of the Executive’s Disability, the Executive will be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Corporation to disabled executives and/or their families in accordance with such plans, programs and policies relating to disability, if any, as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter with respect to other peer executives of the Corporation and their families.
(c) Cause; Other Than For Good Reason. If the Executive’s employment is terminated by the Corporation for Cause, or if the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Corporation will pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination or other notice is given and shall have no further obligations to the Executive under this Agreement.
(d) Qualifying Termination. If during the Employment Period the Executive suffers a “separation from service” (as defined in Treasury Regulation §1.409A-1(h)) because his employment is terminated either (1) by the Corporation other than for Cause, Disability or the Executive’s death or (2) by the Executive for Good Reason (each, a “Qualifying Termination”), then, on the date that is six months after the Date of Termination (or, if earlier than the end of such six-month period, within 30 days following the date of the Executive’s death), the Corporation will pay to the Executive (except as provided below) as compensation for services rendered to the Corporation:
(1) A lump-sum cash amount equal to the sum of:
(i) the Executive’s unpaid Base Salary through the Date of Termination (at the rate in effect on the Date of Termination or, if higher, at the highest rate in effect at any time within the 90-day period preceding the Effective Date); plus
(ii) any unpaid vacation under the Corporation’s vacation policy in effect at the Date of Termination (or, if more favorable to the Executive, under any vacation policy of the Corporation in effect at any time within the 90-day period preceding the Effective Date).
(2) A lump-sum cash amount equal to the sum of:
(i) two times the Executive’s highest annual rate of Base Salary in effect during the 12-month period prior to the Date of Termination; plus
(ii) two times the Executive’s target annual bonus in effect for the Fiscal Year in which the Change of Control occurs.
Any amount paid to the Executive pursuant to this Section 7(d)(2) shall be offset by any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of the Executive’s employment under any other severance plan, policy, employment agreement or arrangement of the Corporation.

(e) If during the Employment Period the employment of the Executive shall terminate by reason of a Qualifying Termination, then for a period ending on the earliest of (1) 18 months following the Date of Termination and (2) the commencement date of equivalent benefits from a new employer, the Corporation will continue to keep in full force and effect each plan and policy providing medical, dental and vision coverage with respect to the Executive and his covered dependents, at the same coverage level and upon the same terms as in effect immediately prior to the Date of Termination or the Corporation will provide coverage that is equivalent to such plans and policies. The Executive and the Corporation will share the costs of such coverage in the same proportion as such costs were shared immediately prior to the Date of Termination or, if more favorable to the Executive, at any time within the 90-day period prior to the Effective Date.
8. Consequence of a Change of Control Upon Certain Entitlements.
Except as provided herein, the consequences of a Change of Control on the Executive’s stock options, restricted stock awards, or any other award or grant of stock or rights to purchase the stock of the Corporation (by option, warrant or otherwise) and pension, retirement, bonus, long-term incentive or any other similar benefits, will be determined in accordance with the provisions of the applicable plans, programs, policies and agreements in effect on the Effective Date.
9. Non-exclusivity of Rights.
Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan, program, policy or practice provided by the Corporation or any of its affiliates and for which the Executive may qualify, nor, subject to Section 15(f), will anything in this Agreement limit or otherwise affect such rights as the Executive may have under any stock option, stock warrant, restricted stock, pension, bonus, long-term incentive award or other contracts, agreements, plans or programs with or of the Corporation or any of its affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Corporation or any of its affiliates at or subsequent to the Date of Termination will be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by this Agreement.
10. No Set-off; No Mitigation.
The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations will not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or any other person. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor will the amount of any payment under this Agreement be reduced, except as otherwise specifically provided herein, by any compensation earned by the Executive as a result of employment by another employer.

11. Withholdings and Deductions; Excise Taxes.
(a) Withholdings and Deductions. Any payment made pursuant to Section 7(d) will be paid, less standard withholdings and other deductions authorized by the Executive or required by law.
(b) Excise Taxes. In the event that any payment, distribution or benefit (including any acceleration of vesting of any benefit) received, deemed received or to be received by or for the benefit of the Executive in connection with his “separation from service” (as defined in Treasury Regulation §1.409A-1(h)) with the Corporation whether pursuant to this Agreement or otherwise (a “Payment”) would (1) constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar or successor provision to Section 280G and (2) but for this Section 11(b), be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999 (such excise tax, together with any interest or penalties imposed in respect thereto, the “Excise Tax”), then such Payments shall be reduced to the largest amount which would result in no portion of the Payments being subject to the Excise Tax. In the event any reduction of benefits is required pursuant to this Agreement, the Executive shall be allowed to choose which benefits hereunder (or under another agreement or plan, program or policy of the Corporation) are reduced (e.g., reduction first from continued health care benefits under Section 7(e), then from the cash payments under Section 7(d)(2)). Any determination as to whether a reduction is required under this Agreement and as to the amount of the reduction shall be made in writing by a nationally recognized public accounting firm (other than the firm serving as the accountant or auditor for the individual, entity or group effecting the Change of Control) that is appointed for this purpose by the Corporation (the “Accounting Firm”) prior to, or immediately following, the Effective Date, whose determination shall be conclusive and binding upon the Corporation and the Executive for all purposes. If the Internal Revenue Service (the “IRS”) determines that the Payments are subject to the Excise Tax, then the Corporation or an affiliate, as its exclusive remedy, shall seek to enforce the provisions of Section 11(c) hereof. Such enforcement of Section 11(c) below shall be the only remedy, under any and all applicable state and federal laws or otherwise, for the Executive’s failure to reduce the Payments so that no portion thereof is subject to the Excise Tax. The Corporation or an affiliate shall reduce the Payments in accordance with this Section 11(b) only upon written notice by the Accounting Firm indicating the amount of such reduction, if any (which will include detailed supporting calculations). The Corporation shall bear all fees, costs and expenses the Accounting Firm may incur in connection with any calculations contemplated by this Agreement.

(c) Remedy. If, notwithstanding the reduction described in Section 11(b) above, the IRS determines that the Executive is liable for the Excise Tax as a result of receipt of a Payment, then the Executive shall, subject to the provisions of this Agreement, be obligated to pay to the Corporation (the “Repayment Obligation”) an amount of money equal to the Repayment Amount (as defined below). The “Repayment Amount” with respect to the Payments shall be the smallest such amount, if any, as shall be required to be paid to the Corporation so that the Executive’s net proceeds with respect to any Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to the Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments. If the Excise Tax is not eliminated through the performance of the Repayment Obligation, the Executive shall pay the Excise Tax. The Repayment Obligation shall be performed within 30 days of either (1) the Executive’s entering into a binding agreement with the IRS as to the amount of his Excise Tax liability or (2) a final determination by the IRS or a decision of a court of competent jurisdiction requiring the Executive to pay the Excise Tax with respect to the Payments from which no appeal is available or is timely taken.
12. Confidential Information; Non-Competition; Release.
(a) Confidentiality.
(1) The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all Confidential Information (as defined below) relating to the Corporation or any of its affiliates and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Corporation or any of its affiliates.
(2) “Confidential Information” means any non-public, proprietary information that may provide the Corporation or any of its affiliates with a competitive advantage, including, without limitation, any trade secrets, formulas, flow charts, computer programs and codes (including, without limitation, any source codes), or other systems information, business, product or marketing plans, sales and other forecasts, financial information, customer lists and information relating to compensation and benefits, provided that such proprietary information does not include any information which is available to the general public or is generally available within the relevant business or industry other than as a result of the Executive’s breach of this Section 12(a).
(3) Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files, drives or discs, videotapes, audiotapes and oral communications.
(4) Anything herein to the contrary notwithstanding, it shall not be a violation of this Section 12(a) for the Executive to disclose information in the ordinary course of properly carrying out his duties and responsibilities on behalf of the Corporation or to respond to an order of a court or other body having jurisdiction provided that he gives the Corporation prior notice of any such order. In no event shall an asserted violation of the provisions of this Section 12(a) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b) Non-Competition.
(1) The Executive agrees that he shall not for a period of one year following the Date of Termination, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to, holding the positions of officer, director, shareholder, consultant, independent contractor, employee, partner or investor, with any Competing Enterprise (as defined below); provided, however, that the Executive may invest, without being deemed in violation of this Section 12(b), in stocks, bonds or other securities of any corporation or other entity (but without participating in the business thereof) if such stocks, bonds or other securities are listed for trading on a national securities exchange or NASDAQ and the Executive’s investment does not exceed 1% of the issued and outstanding shares of capital stock, or in the case of bonds or other securities, 1% of the aggregate principal amount thereof issued and outstanding.
(2) For purposes of this Agreement, the term “Competing Enterprise” shall mean an enterprise that engages in any business that, on the Date of Termination, is engaged in by the Corporation or by any of its affiliates if such enterprise engages in such business in any geographic areas in which the Corporation or any of its affiliates conducts such business.
(c) Return of Property. Except as expressly provided herein, promptly following the Executive’s termination of employment, the Executive shall return to the Corporation all property of the Corporation then in the Executive’s possession or under his control, except that the Executive may retain his personal notes, diaries, Rolodexes (whether in electronic form or otherwise), calendars and correspondence so long as any Confidential Information therein is conveyed to the Corporation in a tangible medium prior to the Executive’s termination of employment.
(d) Irreparable Injury. The Executive agrees that any breach of the terms of this Section 12 would result in irreparable injury and damage to the Corporation for which the Corporation would have no adequate remedy at law. The Executive further agrees that in the event of said breach or any reasonable threat of breach, the Corporation shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach. The terms of this Section 12(d) shall not prevent the Corporation from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to, the recovery of damages. Should a court or arbitrator determine that any provision of this Section 12 is unreasonable, the parties agree that such provision shall be interpreted and enforced to the maximum extent such court or arbitrator deems reasonable.
(e) Release. In the event of a Qualifying Termination, the Executive agrees to release the Corporation and its affiliates from any and all liabilities, claims and causes of action arising from or in connection with his employment, or the termination of his employment, by the Corporation, other than the obligations of the Corporation under this Agreement and except with respect to the matters referenced in Sections 8 and 9 of this Agreement.

(f) Survival.
(1) The provisions of this Section 12 shall survive any termination of this Agreement and of the Employment Period, and the existence of any claim or cause of action by the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the covenants and agreements of this Section.
(2) Anything in this Section 12(f) to the contrary notwithstanding, the provisions of Section 12(b) shall only apply in the event of:
(i) a termination of the Executive’s employment described in Section 1(a) hereof prior to the occurrence of a Change of Control;
(ii) a termination of the Executive’s employment during the Employment Period that constitutes a Qualifying Termination; or
(iii) a termination for Cause at any time during the Employment Period.
13. Successors; Binding Agreement.
(a) This Agreement shall not be terminated by any merger or consolidation of the Corporation whereby the Corporation is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Corporation. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.
(b) The Corporation agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 13(a) hereof, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or his beneficiary or estate), all of the obligations of the Corporation hereunder.
(c) (1) No rights or obligations of the Corporation under this Agreement may be assigned or transferred by the Corporation except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Corporation is not the continuing entity, or in connection with the sale or liquidation of all or substantially all of the assets of the Corporation, or in connection with the disposition of all or substantially all of the assets of the Corporation, or in connection with the disposition of the business of the Corporation substantially as an entirety, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Corporation and such assignee or transferee assumes all of the liabilities, obligations and duties of the Corporation under this Agreement, either contractually or as a matter of law.
(2) This Agreement is personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

14. Indemnification.
(a) If, after the Effective Date, the Executive is made or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Corporation or any of its affiliates, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Corporation shall, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, (i) indemnify and hold harmless the Executive against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by the Executive in connection therewith, and (ii) pay the expenses (including attorneys’ fees) incurred by the Executive in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by the Executive in advance of the final disposition of the action, suit or proceeding shall be made only upon receipt of an undertaking by the Executive to repay all amounts advanced if it should ultimately be determined that the Executive is not entitled to be indemnified under this Section or otherwise.
(b) After the Effective Date, the Corporation shall maintain a directors’ and officers’ liability insurance policy covering the Executive on terms with respect to coverage and amounts no less favorable than those of such policy in effect on the Effective Date.
15. Miscellaneous.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:

If to the Corporation:	FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120
	Attn:	Christine P. Richards
Executive Vice President,
General Counsel and Secretary
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d) If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Corporation or involving the failure or refusal of the Corporation to perform fully in accordance with the terms hereof, the Corporation shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute regardless of the result thereof.
(e) This Agreement contains the entire understanding between the Corporation and the Executive with respect to the subject matter hereof and supersedes and nullifies any previous change of control employment agreement between the parties, including, without limitation, the Old MRA.
(f) The Executive and the Corporation acknowledge that the employment of the Executive by the Corporation is “at will” and, prior to the Effective Date, may be terminated by either the Executive or the Corporation at any time. Except as specified in Section 1(a) hereof, upon a termination of the Executive’s employment or upon the Executive’s ceasing to be an officer of the Corporation, in each case, prior to the Effective Date, there shall be no further rights under this Agreement.
(g) The Corporation’s or the Executive’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Corporation or the Executive may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 6(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement, except as otherwise expressly provided herein.
(h) Any reference in this Agreement to any compensation, bonus, profit sharing, stock option, restricted stock, pension, savings, retirement, welfare, vacation or other similar benefit plan or program means and includes, for purposes of this Agreement, any substitute or successor plan or program.
[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Corporation has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

FedEx Corporation

By:
	Name:	Christine P. Richards
	Title:	Executive Vice President, General Counsel and Secretary